Exhibit 10.4

FORM OF
RESTRICTED STOCK UNIT CERTIFICATE

This Restricted Stock Unit Certificate certifies that, pursuant to the ARIAD Pharmaceuticals, Inc. 2006 Long-Term Incentive Plan (the “2006 Plan”), the Board of Directors of ARIAD Pharmaceuticals, Inc. (the “Company”) has granted the right to receive shares of Common Stock, $.001 par value per share, of the Company (the “Grant”), as follows:

Name of Participant:
Number of Granted Shares:
Grant Price:
Grant Date:
Share Issue Date:

The Grant is subject to all the terms, conditions and limitations set forth in the 2006 Plan, which is incorporated herein by reference, and to the following additional terms specified by the Board of Directors of the Company. Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the 2006 Plan.

Legends. To the extent the Participant is an affiliate at the date of issuance of the Granted Shares, all certificates representing the Granted Shares to be issued to the Participant pursuant to this Restricted Stock Unit Certificate shall contain a legend required by virtue of the fact that the Participant is an affiliate (as defined in Rule 144(a)(1) of the Securities Act of 1933, as amended) of the Company.

Tax Considerations. The Participant acknowledges and agrees that any income taxes or other taxes due from the Participant with respect to the Granted Shares shall be the Participant’s responsibility.

In witness whereof, the Company has caused this Restricted Stock Unit Certificate to be executed by its duly authorized officer.

Dated:

ARIAD PHARMACEUTICALS, INC.:

Harvey J. Berger, M.D.	Edward M. Fitzgerald
Chairman and Chief Executive Officer	Senior Vice President
Finance and Corporate Operations
Chief Financial Officer